Exhibit 5










                            ITT Corporation
                      1330 Avenue of the Americas
                     New York, New York 10019-5490



                                                     November 15, 1996


ITT Corporation
1330 Avenue of the Americas
New York, NY 10019-5490

Dear Sirs:

          I am Associate General Counsel and Assistant Secretary of ITT Corporation, a Nevada Corporation (the "Company") and have acted as counsel to the Company in connection with the offer and sale by the Company of $250,000,000 aggregate principal amount of 6 3/4% Notes Due November 15, 2003 (the "Notes").

          In connection with the opinions expressed herein, I have examined, and have relied as to matters of fact upon, the documents delivered at the closing of the sale of the Notes, and upon originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

          In such examination, I have assumed the genuineness of all signatures (other than those of officers of the Company), the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.

          Upon the basis of the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that the Notes constitute valid and legally binding obligations of the Company in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.



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          I am a member of the Bar of the State of New York and I do not express any opinion herein concerning any law other than the law of the State of New York. I hereby consent to the inclusion of this opinion as an exhibit to the Company's Current Report on Form 8-K dated November 15, 1996 and the Registration Statement on Form S-3 (File No. 33-63445).

                               Very truly yours,



                               /s/ Margaret M. Foran
                               Associate General Counsel and
                               Assistant Secretary